Path 1 Obtains $10M Equity Line Investment


     SAN DIEGO, Calif., Jan 18, 2002 (BUSINESS WIRE) -- Path 1 Network Technologies Inc. (OTCBB-PNWK - news; Frankfurt: PNT), an industry leader in broadcast quality video-over-IP technology, announced today that it has received a U.S. $10,000,000 equity line of funding, arranged by the New York investment banking firm, Jesup & Lamont.

     According to Frederick A. Cary, Path 1 CEO, the funding may be utilized to support the company's operational needs over the next several quarters. "This funding is important for Path 1 and the management of our cash flow through the year ahead. We intend to start drawing against the equity line for no more than our current cash requirements for the near term with the ability to consider larger draws as we anticipate and manage expected sales growth during the year ahead."

     Mr. Cary added: "What is particularly attractive to the Company is our exclusive ability to control the timing of the investment based upon market conditions and our own internal business needs while securing the commitment for the total investment amount of up to U.S. $10,000,000. The availability of this capital will be critical for us as we begin to move our video products from beta trials to successful implementations and execute our business plan throughout 2002."

     The funding arrangement is an important development for the Company as it also announced that it has declared a default in its previous investment agreement with R&S Invest, whose principal, Meeuwi deKraker, has failed to pay any installment payments currently due under the U.S. $3.5 million contract. Path 1 is considering its rights under the contract.

     Mr. Cary concluded: "We are pleased to have received this institutional investor equity line through such an established and well regarded company; it is especially important to Path 1 as it secures a much larger amount of capital than we had previously agreed upon with R&S Invest. Path 1 has successfully beta tested its video products with several major corporations and the access to this capital should enable us to drive those products to market in a more timely and effective manner."

     According to the terms of the agreement, the investment is available for Path 1 to draw upon over a twenty-four month period. Path 1 can require the investor to buy requested amounts of common stock, at a contractually determined market discount, throughout the term of the agreement once the SEC registration process for the shares has been completed. Path 1 continues to explore additional financing avenues in order to, among other things, protect against possible delays in the registration process.

About Path 1 Network Technologies Inc

     Path 1 Network Technologies Inc. (OTCBB:PNWK - news): Frankfurt:PNT) is the industry's most innovative and successfully trial-tested leader in broadcast quality video over IP technology. From the delivery and distribution of broadcast materials to Video On Demand, Path 1's video infrastructure platforms allow high quality transmissions of point-to-point and multiplexed data over legacy IP systems. Patented technology and unique know-how enable stable and error-free transport of real time video, including broadcast and entertainment content exchanges. Path 1's capabilities have appeal to carrier, broadcast, networking and entertainment companies as well as enterprise and government markets. For additional information please visit www.path1.net or call 877/ONE-PATH (663-7284.)

About Jesup & Lamont

     One of Wall Street's most venerable firms, Jesup & Lamont provides investment and merchant banking, brokerage services, securities research and trading for institutions, corporations, and individuals. Since 1877, Jesup & Lamont has helped raise and prudently invest capital that has enabled companies to evolve with the modern economy. From railroads in the Nineteenth Century to information technology and bioengineering in the dawn of the Twenty-First, Jesup & Lamont has specialized in identifying opportunities in the fastest-growing industries.

                              SAFE HARBOR STATEMENT

This news release contains "forward-looking statements" that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. "Forward looking statements" describe future expectations, plans, results, or strategies and are generally preceded by words such as "future", "plan" or "planned, " "will" or "should," "expected," "anticipates," "draft," "eventually," or "projected". You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements, including the risks that Path 1 may be unable to obtain necessary financing to continue operations and development, acquired businesses that are geographically and culturally distinct may not be able to successfully integrated and Path 1 may be unable to find suitable licensees and strategic allies on suitable terms, and other risks identified in Path 1's annual report on Form 10-K and other filings with the SEC. You should consider these factors in evaluating the forward-looking statement included herein, and not place undue reliance on such statements. The forward-looking statements are made as of the date hereof, and Path 1 undertakes no obligation to update such statements.

CONTACT:              Porter, LeVay & Rose, Inc.
                      Sarah Torres, Asst., Editorial
                      Christian Pflaumer, Media Relations
                      Michael Chambers, Investor Relations
                      212/564-4700
                      or
                      Path 1 Network Technologies Inc.
                      Investor Relations
                      Richard B. Slansky, 858/450-4220 ext. 118 rslansky@path1.net